Exhibit 99.1

Conference Call:	February 13 at Noon EST
Dial-in number:	800/340-5808 and 212/346-6383
Webcast / Replay URL:	www.seracare.com

News Announcement	Final For Immediate Release

SERACARE LIFE SCIENCES REPORTS FISCAL 2004 FIRST

QUARTER RESULTS IN-LINE WITH FULL YEAR GUIDANCE; HOLDS

CONFERENCE CALL FRIDAY, NOON EST

- Gross Margins Improve To 38% From 30% a Year Ago -

OCEANSIDE, California, February 12, 2004 — SeraCare Life Sciences, Inc. (Nasdaq: SRLS), an innovative developer and provider of human and animal based diagnostic, therapeutic, and research products for the life science industry, today reported financial results for the fiscal 2004 first quarter ended December 31, 2003.

Net sales for the first quarter of fiscal 2004 were $5.0 million compared with $5.8 million in the year-ago period. The decrease in sales was the result of the previously disclosed loss of a major customer of bulk Human Serum Albumin (HSA) in fiscal 2003 which did not require HSA as a raw material after August 2003. Net sales to this customer in the quarter ended December 31, 2002 were $1.6 million. Increased sales in the Company’s other product lines were not sufficient to fully offset the loss of this customer during the quarter. However, the replacement of this low-margin business with higher margin sales had the effect of increasing gross margins from $1.7 million to $1.9 million, or from 30% to 38% from the year-ago period. Selling, general and administrative expenses increased from $932,000 to $1.3 million due to the commercial launch of the SeraCare BioBank and the inclusion of the selling costs of BioMedical Resources, Inc., which was acquired in July 2003.

Net income for the first quarter of fiscal 2004 was $767,000, or $0.09 per fully diluted share, as compared with $723,000, or $0.09 for the first quarter of fiscal 2003. Contributing to the increase in net income was a net tax benefit of $201,000, a result of the Company’s assessment and determination as of December 31, 2003 that it is more likely than not that the net operating loss carryforwards related to the deferred tax assets will be realized in future periods.

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SeraCare Life Sciences, 2/12/04	page 2 of 5

SeraCare Reiterates Fiscal 2004 Guidance:

Initially provided in the Company’s year-end release in December, SeraCare continues to expect fiscal 2004 revenue of approximately $26.7 million, with net income after taxes of about $4.2 million. The Company’s fiscal 2004 financial guidance includes anticipated development expenses relating to BioBank and the cell culture media products of approximately $800,000. Furthermore, the Company expects revenue related to these product lines to increase each quarter as they continue to gain visibility and acceptance in the market.

Michael F. Crowley, Jr., President and CEO of SeraCare Life Sciences, commented, “In line with our corporate goals, we continue to focus on higher-margin sales of more value-added, proprietary products and services to an increasingly diversified customer base. We continue to experience increasing interest in our BioBank products and services by our life sciences customers, who are embracing it as an innovative and unique solution to their research and development needs.

“Commensurate with our growth since becoming a public company, we listed our shares on the Nasdaq National Market in January 2004. We feel this move conveys the successes of the Company over the last two and a half years and speaks to our overall commitment to increasing shareholder value and the awareness of the Company within the financial community. This listing was an important milestone as we continue progress toward our corporate goal of becoming a one-stop shop for biological materials in the life science industry. Subsequent to the end of the quarter, we were also pleased to announce a distribution agreement we signed with SurModics, Inc., a leading developer of surface modification products.”

On February 17, 2004 the management of SeraCare Life Sciences is scheduled to present at the Roth Capital Partners 16th annual Growth Stock Conference. Roth Capital Partners is a West Coast investment banking firm focused on small- and micro-cap growth companies. SeraCare will provide public access to a webcast of the presentation through its website, www.seracare.com.

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SeraCare Life Sciences, 2/12/04	page 3 of 5

About SeraCare Life Sciences:

SeraCare Life Sciences, Inc. develops, manufactures, and sells innovative blood based products, services, and cell culture products for the biotechnology, pharmaceutical, and diagnostic markets. Its offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, and the SeraCare BioBank™, a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. For additional information about SeraCare Life Sciences, Inc., please visit the Company’s web site at www.seracare.com.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. Such forward looking statements include (i) the Company’s expectations that in the second quarter of fiscal 2004 it will continue progress toward the launch of new product and service initiatives, (ii) the Company’s expectation for the continued roll out and success of its SeraCare BioBank products and services, (iii) the Company’s expectations with respect to its Cell Culture Media offerings, and (iv) statements under the heading “SeraCare Reiterates Fiscal 2004 Guidance.” The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Such factors include, but are not limited to (i) market demand for plasma and plasma-based products, (ii) the Company’s ability to retain its existing customers and attract new ones, (iii) the Company’s ability to successfully roll out its BioBank™, Cell Culture Media, and other product and service offerings, including acceptance of these new products and services by the Company’s current and prospective customers, (iv) the Company’s access to adequate blood and plasma raw materials on terms consistent with its existing contracts, (v) the Company’s ability to successfully implement its growth strategy, and (vi) the Company’s ability to accurately forecast its future operating results given its short history as a stand alone public company. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2003 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Sarah Neugebauer	Nathan Ellingson, David Collins
SeraCare Life Sciences, Inc.	Jaffoni & Collins Incorporated
760/806-8922 or sarah@seracare.com	212/835-8500 or srls@jcir.com

-tables follow-

SeraCare Life Sciences, 2/12/04	page 4 of 5

SeraCare Life Sciences, Inc.

Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three months ended December 31,
	2003	2002
Net sales	$4,977	$5,794
Cost of sales	3,073	4,075

Gross profit	1,904	1,719
Selling, general and administrative expenses	1,314	932

Income from operations	590	787
Other (expense) income	(24)	15

Income before income tax (benefit) expense	566	802
Income tax (benefit) expense	(201)[1]	79	[2]

Net income	$767	$723

Earnings per common share:
Basic	$0.10	$0.10

Diluted	$0.09	$0.09

Weighted average shares used in per share calculation:
Basic	7,729	7,374

Diluted	8,907	8,349

-table follows-

[1]	The tax benefit for the three months ended December 31, 2003 is the result of the Company’s assessment and determination as of December 31, 2003 that it is more likely than not that the net operating loss carryforward related to the deferred tax assets will be realized in future periods.
[2]	For the three month period ended December 31, 2002 the company accrued tax at a 9.9% rate mainly due to a two-year State imposed moratorium on the use of a California NOL carryforward.

SeraCare Life Sciences, 2/12/04	page 5 of 5

SeraCare Life Sciences, Inc.

Balance Sheets

(In thousands, except per share amounts)

(unaudited)

	December 31, 2003	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$328	$2,989
Accounts receivables, net of allowance for doubtful accounts of $89 as of December 31 and September 30, 2003	5,024	5,969
Inventory, net	11,434	10,554
Prepaid expenses and other current assets	794	225

Total current assets	17,580	19,737

Property and equipment, net	1,260	1,228
Goodwill	6,785	6,775
Other assets	412	112

Total assets	$26,037	$27,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,619	$1,888
Accounts payable to related parties	907	2,415
Accrued expenses	670	626
Related party bridge note	—	2,500

Total current liabilities	4,196	7,429

Commitments and contingencies	—	—
Line of credit	500	—

Stockholders’ equity:
Preferred stock, no par value, 25,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 25,000,000 shares authorized, 7,812,433 and 7,714,492 shares issued and outstanding as of December 31, 2003 and September 30, 2003, respectively	1,901	1,750
Additional paid-in capital	13,519	13,519
Retained earnings	5,921	5,154

Total stockholders’ equity	21,341	20,423
Total liabilities and stockholders’ equity	$26,037	$27,852

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